EXHIBIT 10.21

AMENDMENT NO. 1

TO

RESTATEMENT OF DEFERRED COMPENSATION PLAN

FOR DIRECTORS

OF

STANDARD INSURANCE COMPANY

Standard Insurance Company initially adopted its Deferred Compensation Plan For Directors effective January 1, 1974 and subsequently adopted the Restatement of Deferred Compensation Plan For Directors as of January 1, 1988 (the “Plan”). Pursuant to Article VI of the Plan, the Board of Directors of Standard Insurance Company has adopted and approved this Amendment No. 1 to the Plan effective as of January 1, 2005, for the purpose of bringing the Plan into compliance with the requirements of Internal Revenue Code §409A. The Plan is hereby amended as follows:

1. Election. Section 2.3 of the Plan is amended by deleting the final sentence of that paragraph and replacing it with the following text:

“The election to defer hereunder shall continue to apply to the Director’s Fees earned during the entire calendar year. A Participant shall be given the opportunity to make a new annual election prior to January 1 of each year, which election shall apply to Director’s Fees earned during the following calendar year.”

2. Amendment and Revocation of Election. Section 2.4 of the Plan is deleted in its entirety and replaced with the following new Section 2.4:

“2.4 Elections Irrevocable During Calendar Year. An election to defer hereunder shall be irrevocable for the entire calendar year to which it applies, and may not be amended or revoked during such calendar year.”

3. Acceleration in Event of Competition. Section 4.5 of the Plan is deleted in its entirety.

4. Effective Date. This Amendment No. 1 shall be effective as of January 1, 2005. Except as hereby amended, the Plan shall remain in full force and effect.

Approved by the Board of Directors of Standard Insurance Company at its meeting held on May 9, 2005.